UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 17, 2004

THE HOUSTON EXPLORATION COMPANY

(Exact name of registrant as specified in its charter)

Delaware	001-11899	22-2674487
(State or other jurisdiction	(Commission File No.)	(IRS Employer Identification No)
of incorporation)

1100 Louisiana Street, Suite 2000
Houston, Texas	77002-5215
(Address of principal executive offices)	(Zip Code)

(713) 830-6800
(Registrant’s telephone number, including area code)

Not Applicable
(Former names or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

     On September 17, 2004, The Houston Exploration Company (the “Company”) entered into a definitive purchase and sale agreement to acquire natural gas and oil producing properties primarily located in the shallow waters of the Gulf of Mexico from Orca Energy, L.P. for a cash purchase price of approximately $113.5 million, subject to certain post-closing adjustments. The purchase price consists of the payment of (i) a deposit of $11.4 million, which was paid by the Company on September 17, 2004 (which deposit generally is nonrefundable, except upon certain breaches of the agreement by the seller) and (ii) an additional $102.1 million payable upon closing of the transaction, which is subject to certain post-closing adjustments. The Company borrowed the amount of the deposit under its revolving bank credit facility and expects to fund the balance of the purchase price with cash on hand as of the closing date and additional borrowings under the credit facility. The transaction is subject to customary closing conditions and certain inspection rights of the Company, and is expected to close on or before October 29, 2004.

     The foregoing description is qualified in its entirety by reference to the Company’s press release announcing the acquisition, which is filed as Exhibit 99.1 hereto and incorporated herein by reference.

     The press release also announces the acquisition by the Company of certain offshore producing assets from BP Exploration & Production Inc. valued at $31.5 million (subject to certain post-closing adjustments), which acquisition is expected to close on or about September 30, 2004.

Item 8.01. Other Events.

     See Item 1.01 above for a description of the definitive Purchase and Sale Agreement entered into by the Company on September 17, 2004 with respect to the purchase of natural gas and oil producing properties from Orca Energy, L.P., as well as the acquisition of certain additional offshore producing assets from BP Exploration & Production Inc.

Item 9.01. Financial Statements and Exhibits.

     (c) Exhibit 99.1       Press Release dated September 22, 2004.

2

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 22, 2004	THE HOUSTON EXPLORATION COMPANY

	By:	/s/ JAMES F. WESTMORELAND

James F. Westmoreland Vice President and Chief Accounting Officer

3

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release dated September 22, 2004.

4